Exhibit 5.1

June 27, 2007

Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts  01238

Re:                             Registration Statement on Form S-8
Amended and Restated 1994 Non-Employee Directors Stock Option Plan
(the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), proposed to be filed with the Securities and Exchange Commission on or about June 28, 2007 (the “Registration Statement”).  The Registration Statement covers the registration of 666,667 shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”), issuable by the Company upon exercise of options for the purchase of Class A common stock to be granted under the Company’s Plan.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan.  We have reviewed copies of the Plan as currently in effect.  We have also examined and relied upon such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of such plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options granted pursuant to and in accordance with the Plan and against the payment of the purchase price therefor, as specified in such plan or documents governing such plan (but in no event less than par value per share), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Bingham McCutchen LLP

Bingham McCutchen LLP